Exhibit

Form N-CSR Item 13(a)(4)

Changes in registrant’s certifying accountant

The Audit Committee of the Board of Trustees of Upright Growth Fund (the “Fund”) conducted a search for an independent registered public accounting firm with a fee schedule commensurate with the work involved in the annual report for fiscal year ended September 30, 2018.

Upright Investments Trust informed Tait, Weller & Baker on October 23, 2018, that another firm was engaged to audit Upright Growth Fund for the year ended September 30, 2018.

On November 5, 2018, we received confirmation that the client-auditor relationship between the Fund and Tait, Weller & Baker LLP has ceased.

The reports of Tait, Weller & Baker on the Fund’s financial statements for the fiscal years ended September 30, 2016 and 2017 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the Fund’s financial statements for the fiscal years ended September 30, 2016 and 2017, there were no disagreements with Tait, Weller & Baker on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Tait, Weller & Baker would have caused Tait, Weller & Baker LLP to make reference to the matter in their report.

There were no reportable events (as that term is described in Item 304(a)(1)(v)(A)-(D) of Regulation S-K) during the two fiscal years ended September 30, 2016 and 2017, or in the subsequent period through October 23, 2018.

The Company has provided a copy of the foregoing disclosures to Tait, Weller & Baker and requested that Tait, Weller & Baker furnish it with a letter addressed to the Securities and Exchange Commission stating whether they agree with the above statements. A copy of Tait, Weller & Baker’s letter, dated February 11, 2020, is filed as an Exhibit to this amended Form N-CSR.

During the two most recent fiscal years and in the subsequent interim period through October 23, 2018, the Fund has not consulted with Boyle CPA LLC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Fund’s financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.